EXHIBIT 11

                          VIACOM INC. AND SUBSIDIARIES
                      COMPUTATION OF NET EARNINGS PER SHARE

                     (In millions, except per share amounts)

                                                                    Quarter ended September 30,      Nine months ended September 30,
                                                                    ---------------------------      -------------------------------
                                                                         1995                 1994           1995          1994
                                                                         ----                 ----           ----
EARNINGS:
Net earnings from continuing operations...........................      $   93.8          $    335.1       $  210.4     $    165.2
Cumulative convertible preferred stock dividend requirement.......          15.0                15.0           45.0           60.0
                                                                        --------           ---------       --------      ---------
Earnings from continuing operations attributable to
      common stock................................................          78.8               320.1          165.4          105.2
Earnings (loss) from discontinued operations, net of tax..........            --                (7.8)           7.6           (5.0)
Extraordinary losses, net of tax..................................            --                  --             --          (20.4)
                                                                        --------          ----------       --------     ----------
Net earnings attributable to common stock.........................      $   78.8          $    312.3       $  173.0     $     79.8
                                                                        ========          ==========       ========     ==========

PRIMARY COMPUTATION:
  SHARES:
     Weighted average number of common shares.....................         361.3               200.0          360.2          156.9
     Common shares potentially issuable in connection with:
         Stock options and warrants...............................           8.8                 2.3            8.5            1.0
         Contingent value rights (a)..............................            --                18.0             --            6.0
         Variable common rights...................................           6.0                  .8            6.1             .3
                                                                        --------           ---------       --------      ---------
     Weighted average common shares and common share
         equivalents..............................................         376.1               221.1          374.8          164.2
                                                                        ========-          =========       ========      =========

  NET EARNINGS (LOSS) PER COMMON SHARE:
      Net earnings from continuing operations.....................      $    .21           $   1.45        $    .44      $    .64
      Earnings (loss) from discontinued operations, net of tax....            --               (.04)            .02          (.03)
      Extraordinary losses, net of tax............................            --                  --             --          (.12)
                                                                        --------           ---------       --------    -------------
      Net earnings (loss).........................................      $    .21           $   1.41        $    .46      $    .49
                                                                        ========           ========        ========    =============

FULLY DILUTED COMPUTATION:
  SHARES:
     Weighted average number of common shares outstanding.........         361.3               200.0          360.2          156.9
     Common shares potentially issuable in connection with:
         Stock options and warrants...............................           9.1                 2.9            8.8            1.3
         Preferred stock (b)......................................            --                25.5             --              --
         Contingent value rights (a)..............................            --                18.0             --            6.0
         Variable common rights...................................           6.0                  .8            6.1             .3
                                                                        --------           ---------       --------      ---------
     Weighted average common shares and
              common share equivalents............................         376.4               247.2          375.1          164.5
                                                                        ========           =========       ========      =========

  NET EARNINGS (LOSS) PER COMMON SHARE:
     Net earnings from continuing operations......................      $    .21          $     1.35       $    .44     $      .64
     Earnings (loss) from discontinued operations, net of tax.....            --                (.03)           .02           (.03)
     Extraordinary losses, net of tax.............................            --                   --            --           (.12)
                                                                        --------           ----------      --------      ----------
     Net earnings (loss)..........................................      $    .21          $     1.32       $    .46     $      .49
                                                                        ========          ==========       ========      ==========

(a)  The contingent value rights (the "CVRs") matured on July 7, 1995.
     The Company paid approximately $83 million in cash of approximately $1.44 per CVR to settle its obligation.

(b) The Preferred Stock and related dividend requirement had an anti-dilutive effect on earnings per share for the third quarter and nine months ended September 30, 1995 and the nine months ended September 30, 1994, and therefore, were excluded from the fully diluted earnings per share computation.